Exhibit 99.1

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543-7000

Tel 717-626-4721

Fax 717-626-1874

NEWS RELEASE

For Immediate Release

MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:
Stephen Trapnell	Abram Koser
(717) 625-6548	(717) 625-6305
communications@susquehanna.net	ir@susquehanna.net

Susquehanna Bancshares Announces Consolidation of Subsidiaries

And Third Quarter Charges to Earnings

LITITZ, Pa. (September 5, 2008): Susquehanna Bancshares, Inc. announced that the board of directors has approved the consolidation of its three bank subsidiaries into one subsidiary to improve efficiency, customer service and product delivery.

This consolidation is expected to be completed by early October. Susquehanna anticipates that one-time pre-tax costs associated with the consolidation will be between $6 million and $8 million in third-quarter 2008. However, Susquehanna anticipates that cost savings associated with the consolidation in 2009 will be between $18 million and $20 million.

After the consolidation, the resulting Pennsylvania state-chartered bank will include all 235 Susquehanna Bank locations in central and eastern Pennsylvania, southern New Jersey, Maryland and West Virginia. Today, those markets are served by three separate affiliate banks.

“Combining our banks into a single subsidiary enhances our ability to offer customers the most efficient, convenient and consistent service,” said William J. Reuter, Chairman and Chief Executive Officer of Susquehanna Bancshares. “Customers will be able to conduct their banking business at any of our branches as they travel throughout the mid-Atlantic region.”

“When we established our three subsidiary banks several years ago, that structure worked well because there was more geographical separation between them,” Reuter continued. “However, as the banks expanded in the last few years, their territories now flow together and customers frequently travel between them.”

“Our consolidation will be the culmination of a process that began early this year. This effort included creating a single set of consistent financial products and services, consolidating functions under a new organizational structure, streamlining procedures for employees, and eliminating the redundant work needed to operate three separate banks. I offer my thanks to the many employees who’ve committed so much time and effort to this initiative,” Reuter said. “What won’t change is our commitment to each of the local communities we serve. We’ve developed regional leadership teams throughout our territory, and that approach will stay in place to keep decision-making close to our customers.”

Susquehanna also provided an update on its previously disclosed plan to sell $350 million of vehicle leases in the third quarter to a commercial paper conduit controlled by a third-party financial institution. In September, the financial institution notified Susquehanna that it was temporarily exiting the vehicle loan origination business due to recent market developments and, therefore, the proposed sale of the vehicle leases would not proceed. In anticipation of the proposed sale, Susquehanna entered into interest rate swap agreements to hedge the interest rate risk associated with the transaction. Because the proposed sale will not occur, the interest rate swap agreements have been terminated. In accordance with generally accepted accounting principles, the change in the fair value of the interest rate swap agreements, which previously were reflected as cash flow hedges in accumulated other comprehensive income, has been reclassified to the statement of income. Due to declining interest rates since the inception of the interest rate swap agreements, the fair value of the interest rate swap agreements also declined. Therefore, Susquehanna’s reclassification of amounts deferred in accumulated other comprehensive income to the statement of income will result in a reduction of pre-tax income by approximately $6.5 million in the third quarter of 2008.

The vehicle leases related to the proposed sale will remain on Susquehanna’s balance sheet at cost, and Susquehanna anticipates that future periods will benefit from a wider net interest spread on the fixed rate vehicle leases.

About Susquehanna Bancshares, Inc.

Susquehanna Bancshares, Inc. (Nasdaq: SUSQ) is a financial services holding company with assets of approximately $13.5 billion. Headquartered in Lititz, Pa., the company provides financial services through its commercial banks at 235 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $6.8 billion in assets under management and administration. Susquehanna also operates an insurance and employee benefits company, a commercial finance company, and a vehicle leasing company. For more information, please visit www.susquehanna.net.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Susquehanna’s current expectations, estimates and projections about future events. This includes statements regarding the expected pre-tax cost, anticipated savings and expected completion date of the bank consolidation, as well as the anticipated future benefit from the net interest rate spread on fixed rate vehicle leases. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.